Exhibit 99.1

IMMEDIATE RELEASE	May 1, 2008
CONTACTS:
Brent Larson,	Tim Ryan,
Vice President/CFO	The Trout Group
614 822.2330	646.378.3924

NEOPROBE ANNOUNCES FIRST QUARTER RESULTS
Business Update Provided and Conference Call Scheduled
DUBLIN, OHIO — May 1, 2008 — Neoprobe Corporation (OTCBB:NEOP — News), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, today announced consolidated results for the first quarter of 2008. First quarter 2008 revenues were $1.8 million compared to $1.7 million for the first quarter of 2007. Operating expenses decreased to $1.4 million for the first quarter of 2008 from $1.6 million for the first quarter of 2007. In addition, Neoprobe reported a net loss of $1.0 million or $0.02 per share for the quarter compared to a loss of $1.1 million or $0.02 per share for the comparable period in 2007. Neoprobe’s Loss from Operations for the first quarter of 2008 was $316,000 compared to $693,000 for the first quarter of 2007.
Brent Larson, Neoprobe’s Vice President, Finance and CFO, said, “Our first quarter 2008 device revenue increased $39,000 from last year’s first quarter revenue. We experienced a $106,000 increase in gamma device sales which more than offset the $67,000 decline in sales from our blood flow devices for the first quarter of 2008 compared to the first quarter of 2007. Further, first quarter 2007 revenues included approximately $100,000 in demonstration wireless probes. Excluding the revenue from these demonstration devices, our recurring gamma device revenues increased 13% in first quarter 2008 compared to the prior year. Our gross margins increased for the first quarter of 2008 to 63% compared to 55% for the same period in the prior year. The recovery of our gross margins was due to a combination of factors including the impact of the aforementioned demonstration units, end customer price increases which offset a decrease in the revenue sharing percentage we received on our wireless probes following their introductory period, and positive adjustments to our warranty reserve. The combination of these factors contributed to a healthy increase in our gross margin for the quarter.”
David Bupp, Neoprobe’s President and CEO, said, “Our operating expenses decreased for the first quarter of 2008 compared to last year as the Phase 2 trial underway during the first quarter of 2007 was completed last year and our Phase 3 clinical trial had not been cleared to commence patient enrollment during the first quarter of 2008. General and administrative costs increased compared to the prior year primarily related to increased professional services costs and investor relations activities.”
The following are some of the research and development milestones achieved by Neoprobe so far in 2008:
•	Obtained clearance by FDA to commence patient enrollment in a Phase 3 clinical study to evaluate the efficacy of Lymphoseek in patients with breast cancer or melanoma.

•	Submitted a protocol design for a Phase 3 clinical study to evaluate the efficacy of Lymphoseek in patients with head and neck squamous cell carcinoma.

•	Completed a $3 million investment from Platinum-Montaur Life Sciences LLC. The closing represents the second tranche received from Montaur bringing their investment to $10 million of the total $13 million commitment made in December of last year.

•	Reviewed proposed Phase 3 Lymphoseek protocols and clinical development program with prospective clinical investigators at March 2008 Society of Surgical Oncology meeting.

•	Initiated the formalized scientific advice review process for Lymphoseek in the European Union (EU).
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NEOPROBE CORPORATION
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•	Completed a Phase 3 clinical trial design for RIGScan CR and held pre-submission meeting with regulatory authorities in the EU.
“In summary, our gamma device business continues to demonstrate solid overall performance despite disappointment from our blood flow devices,” Bupp continued. “We expect to commence enrollment in our first Lymphoseek Phase 3 clinical trial during the next few weeks and believe our overall Lymphoseek development timeline remains consistent with what we have previously disclosed.”
Neoprobe’s President and CEO, David Bupp, and Vice President and CFO, Brent Larson, will provide a business update and discuss the company’s results for the first quarter of 2008 during the conference call scheduled for later this morning at 11:30AM ET, Thursday, May 1, 2008. The conference call can be accessed as follows:

Conference Call Information
TO PARTICIPATE LIVE:		TO LISTEN TO A REPLAY:
Date:	May 1, 2008	Available until:	May 8, 2008
Time:	11:30AM ET	Toll-free (U.S.) Dial in # :	877-660-6853
Toll-free (U.S.) Dial in # :	877-407-9210	International Dial in # :	201-612-7415
International Dial in # :	201-689-8049	Replay pass codes (both
required for playback):
		Account # :	286
		Conference ID # :	283143
About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients. Neoprobe currently markets the neo2000® line of gamma detection systems that are widely used by cancer surgeons and is commercializing the Quantix® line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan® CR. Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT. Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions.www.neoprobe.com
Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.
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NEOPROBE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2008	2007
	(unaudited)
Assets:

Cash	$1,528,181	$1,540,220
Other current assets	2,479,361	3,106,348
Intangible assets, net	1,547,353	1,601,142
Other non-current assets	802,945	815,237

Total assets	$6,357,840	$7,062,947

Liabilities and stockholders’ deficit:

Current liabilities, including current portion of notes payable	$1,836,973	$2,170,908
Notes payable, long term (net of discounts)	5,407,671	5,303,822
Derivative liabilities	315,228	2,853,476
Other liabilities	650,116	678,335
Stockholders’ deficit	(1,852,148)	(3,943,594)

Total liabilities and stockholders’ deficit	$6,357,840	$7,062,947

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,	March 31,
	2008	2007
	(unaudited)	(unaudited)
Net sales	$1,782,792	$1,743,320
Cost of goods sold	660,007	789,492

Gross profit	1,122,785	953,828

Operating expenses:
Research and development	563,703	863,841
Selling, general and administrative	875,408	782,576

Total operating expenses	1,439,111	1,646,417

Loss from operations	(316,326)	(692,589)

Interest expense	(331,779)	(442,145)
Change in derivative liabilities	(386,746)	—
Other income, net	8,860	23,837

Net loss	$(1,025,991)	$(1,110,897)

Loss per common share:
Basic	$(0.02)	$(0.02)
Diluted	$(0.02)	$(0.02)

Weighted average shares outstanding:
Basic	67,477,446	59,651,298
Diluted	67,477,446	59,651,298